QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.19

STOCK OPTION GRANT PROGRAM
FOR
NONEMPLOYEE DIRECTORS UNDER THE
NEORX CORPORATION RESTATED 1994 STOCK OPTION PLAN

        The following provisions set forth the terms of the stock option grant program (the "Program") for nonemployee directors of NeoRx Corporation (the "Company") under the Company's Restated 1994 Stock Option Plan (the "Plan"). The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. All capitalized terms that are not defined herein shall be as defined in the Plan.

        1.    Eligibility

        Each director of the Company elected or appointed to the Board who is not otherwise an employee of the Company or any Related Corporation (an "Eligible Director") shall be eligible to receive New Grants and Annual Grants under the Plan, as discussed below.

        2.    New Grants

        Each Eligible Director shall receive a nonqualified stock option to purchase 20,000 shares of Common Stock ("New Grant") upon such Eligible Director's initial election or appointment to the Board. New Grants shall vest and become exercisable in two equal installments according to the schedule set forth in Section 4 below.

        3.    Annual Grants

        Each Eligible Director shall automatically receive a nonqualified stock option to purchase 10,000 shares of Common Stock immediately following each year's annual meeting of shareholders (each, an "Annual Grant"); provided that any Eligible Director who received a New Grant within five months prior to an annual meeting of shareholders shall not receive an Annual Grant until the next year's annual meeting. Annual Grants shall vest and become exercisable in two equal installments according to the schedule set forth in Section 4.

        4.    Vesting and Exercisability

        Options shall vest and become exercisable according to the following schedule:

          (a)    New Grants

Period of Optionee's Continuous Service as an Eligible Director From the Date the Option Is Granted	Portion of Grant That Is Vested and Exercisable
One year	50%
Two years	100%

          (b)    Annual Grants

Period of Optionee's Continuous Service as an Eligible Director From the Date the Option Is Granted	Portion of Grant That Is Vested and Exercisable
Upon first annual meeting of shareholders after grant	50%
Upon second annual meeting of shareholders after grant	100%

        Subject to the exercisability schedule described above, each option may be exercised in whole or in part at any time.

        5.    Option Exercise Price

        The exercise price of an option shall be the fair market value of the Common Stock on the date of grant.

        6.    Manner of Option Exercise

        An option shall be exercised by giving the required notice to the Company, stating the number of shares of Common Stock with respect to which the option is being exercised, accompanied by payment in full for such Common Stock, which payment may be in whole or in part (a) in cash or check, (b) in shares of Common Stock owned by the Eligible Director for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a fair market value equal to the aggregate option exercise price, or (c) if and so long as the Common Stock is registered under the Exchange Act, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

        7.    Term of Options

        Each option shall expire upon the earlier of ten years from the date of grant or five years after an Eligible Director's termination of service as a director, as follows:

          (a)  In the event that an Eligible Director ceases to be a director of the Company for any reason other than the death of the Eligible Director, the unvested portion of any option granted to such Eligible Director shall terminate immediately and the vested portion of the option may be exercised by the Eligible Director only within five years after the date he or she ceases to be a director of the Company or prior to the date on which the option expires by its terms, whichever is earlier.

          (b)  In the event of the death of an Eligible Director, the unvested portion of any option granted to such Eligible Director shall terminate immediately and the vested portion of the Option may be exercised only within five years after the date the Eligible Director ceases to be a director or prior to the date on which the option expires by its terms, whichever is earlier, by the personal representative of the Eligible Director's estate, the person(s) to whom the Eligible Director's rights under the option have passed by will or the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 5 of the Plan.

        8.    Transferability

        During an Eligible Director's lifetime, an option may be exercised only by the Eligible Director or a permitted assignee or transferee of the Eligible Director (as provided below). No options granted under the Program may be assigned, pledged or transferred by the Eligible Director other than by (a) will or the applicable laws of descent and distribution, (b) gift or other transfer to either (i) a spouse or other immediate family member or (ii) any trust, partnership or other entity in which the Eligible Director or such Eligible Director's spouse or other immediate family member has a substantial beneficial interest; or (c) the designation by an Eligible Director in writing during the Eligible Director's lifetime of a beneficiary to receive and exercise options in the event of the Eligible Director's death (as provided in Section 5 of the Plan); provided, however, that any option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the option. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

        9.    Amendment

        The Board may amend the provisions contained herein in such respects as it deems advisable. Any such amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director or any rights of the Company under an option.

        10.    Effective Date

        The Program shall become effective on the date approved by the Company's Board of Directors. Provisions of the Plan (including any amendments) that were not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of options granted to Eligible Directors.

QuickLinks

  Exhibit 10.19
STOCK OPTION GRANT PROGRAM FOR NONEMPLOYEE DIRECTORS UNDER THE NEORX CORPORATION RESTATED 1994 STOCK OPTION PLAN